Exhibit 99.1

Midas, AutoZone Announce Agreement for Parts Distribution to Midas Shops; Midas To Exit Distribution Business

    ITASCA, Ill.--(BUSINESS WIRE)--April 3, 2003--Midas, Inc. (NYSE:
MDS) and AutoZone, Inc., (NYSE: AZO) of Memphis, Tenn., have entered into a supply agreement calling for AutoZone to distribute automotive parts and accessories to Midas' 1,670 automotive service shops in the United States.
    Currently, Midas distributes parts to its franchised and company-owned shops in the United States through two wholesale distribution channels. Weekly stocking orders to replenish exhaust, brake, suspension and other parts are shipped from nine Midas distribution centers. Shops also obtain just-in-time deliveries of parts through a network of Midas-owned Parts Warehouse, Inc. (PWI) quick-delivery sites and other local parts suppliers. Midas announced in January 2003 that the company would sell or close down its network of 77 PWI sites.
    As a result of its agreement with AutoZone, Midas will close its
U. S. distribution centers and will exit the distribution business. Afterwards, Midas shops will receive their weekly stocking orders from AutoZone's U.S. distribution centers. Dealers will be able to purchase parts for their just-in-time deliveries from AutoZone's retail stores nationwide.
    "This program is a win-win situation for Midas dealers and customers, as well as for Midas and AutoZone," said Alan D. Feldman, Midas' president and chief executive officer. "Midas dealers will benefit from improved service from AutoZone's nationwide presence, access to an expanded line of quality products and preservation of Midas lifetime consumer warranties on mufflers, brake friction and shocks and struts."
    Midas will continue to manufacture exhaust products at its plant in Hartford, Wisc., and will control product specifications and quality of Midas-brand private label brake and suspension parts. Midas will close eight U. S. distribution centers and all remaining PWI sites. One distribution center will remain open to support exhaust manufacturing and Midas' IPC-brand exhaust wholesale business.
    "The outsourcing of distribution will provide financial benefits to Midas, given that the wholesale distribution business is not profitable and consumes a significant amount of capital," Feldman said. "The agreement with AutoZone assures the Midas system of a continuing supply of quality products and enables the company to focus on retailing and its primary objective of growing our profitable franchising and real estate businesses."
    Feldman also praised the support from the leaders of the International Midas Dealers Association (IMDA) in making this transition.
    "We sought input from the senior leadership of the dealer association as we developed this program. Very importantly, the IMDA leaders have given us their unanimous endorsement to proceed and have committed to work with us to make this a successful transition," Feldman said.
    "This is a logical step and is a natural fit when you look at the location of Midas shops laid over the extensive coverage of AutoZone," said Joe Stranik, owner of nine Midas shops in Minneapolis and current IMDA president. "Working together, we will continue to offer our customers a great warranty, tremendous service and top-of-the-line products, at a very competitive price."
    The transition of distribution from Midas to AutoZone will occur in phases throughout the year, beginning during the second quarter. AutoZone will contact local Midas shops within the next few weeks to establish working vendor relationships for just-in-time parts deliveries.
    Then, as each Midas distribution center closes, responsibility for supplying Midas shops' weekly stocking orders will be moved to the AutoZone distribution center serving that area.
    The companies expect to complete the nationwide transition by the end of the year.
    "Because of the efficiency of AutoZone's shipments from its regional distribution centers and just-in-time AZCommercial deliveries from local AutoZone stores nationwide, Midas shops should be able to reduce their inventory in-shop levels, which will help to improve their profitability," Feldman said.
    AutoZone will assist Midas in the disposal of its U. S. inventories and will provide support to Midas for its lifetime warranty program.
    Midas also has signed a letter of intent with Uni-Select (TSX:
UNS) of Boucherville, Quebec, Canada, for a similar distribution alliance for the 230 Midas shops in Canada.
    Midas will take special charges throughout 2003 to cover the closing of its distribution centers, the write-down of inventories and resulting employment reductions. The amount of the charges has not yet been determined.
    "There are many operational details to be worked out over the next several weeks as we approach the first distribution center transition later this quarter," Feldman said. "Midas, Midas dealers and AutoZone have established cross-functional committees to tackle the issues and complete the task."

    Midas is one of the world's largest providers of automotive service, offering exhaust, brake, steering and suspension services, as well as batteries, climate control and maintenance services at 2,700 franchised, licensed and company-owned Midas shops in 19 countries, including 2,000 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2002 annual report on Form 10-K.

    CONTACT: Midas, Inc.
             Bob Troyer, 630/438-3016
             www.midasinc.com